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               SECURITIES AND EXCHANGE COMMISSION
                     WASHINGTON, D.C. 20549



                          SCHEDULE 13G
                         (Rule 13d-102)

INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO RULES
 13d-1(b), (c), AND (d) AND AMENDMENTS THERETO FILED PURSUANT TO
                          RULE 13d-2(b)
                        (Amendment No. 1)


              InterNap Network Services Corporation
              -------------------------------------
                        (Name of Issuer)

                 Common Stock, $0.001 par value
                 ------------------------------
                 (Title of Class of Securities)

                           45885A-10-2
                           -----------
                         (CUSIP Number)

                        December 31, 2000
                        -----------------
     (Date of Event Which Requires Filing of This Statement)

          Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

          [ ]  Rule 13d-1(b)

          [ ]  Rule 13d-1(c)

          [x]  Rule 13d-1(d)

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CUSIP No. 45885A-10-2		SCHEDULE 13G		Page 2 of 15


 1    Name of Reporting Person                          TI VENTURES, L.P.

      IRS Identification No. of Above Person

 2    Check the Appropriate Box if a member of a Group           (a)  [ ]
                                                                 (b)  [x]

 3    SEC USE ONLY

 4    Citizenship or Place of Organization                     CALIFORNIA

   NUMBER OF        5    Sole Voting Power                              0
     SHARES
  BENEFICIALLY      6    Shared Voting Power                    5,380,623
 OWNED BY EACH
   REPORTING	    7    Sole Dispositive Power                         0
  PERSON WITH
                    8    Shared Dispositive Power               5,380,623

 9     Aggregate Amount Beneficially Owned by
       Each Reporting Person                                    5,380,623

 10    Check Box if the Aggregate Amount in Row (9)
       Excludes Certain Shares                                        [ ]

 11    Percent of Class Represented by Amount in Row 9               3.6%

 12    Type of Reporting Person                                        PN

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CUSIP No. 45885A-10-2		SCHEDULE 13G		Page 3 of 15


 1    Name of Reporting Person               H&Q INTERNAP INVESTORS, L.P.

      IRS Identification No. of Above Person

 2    Check the Appropriate Box if a member of a Group           (a)  [ ]
                                                                 (b)  [x]

 3    SEC USE ONLY

 4    Citizenship or Place of Organization                     CALIFORNIA

   NUMBER OF        5    Sole Voting Power                              0
     SHARES
  BENEFICIALLY      6    Shared Voting Power                    5,380,623
 OWNED BY EACH
   REPORTING        7    Sole Dispositive Power                         0
  PERSON WITH
                    8    Shared Dispositive Power               5,380,623

 9     Aggregate Amount Beneficially Owned by
       Each Reporting Person                                    5,380,623

 10    Check Box if the Aggregate Amount in Row (9)
       Excludes Certain Shares                                        [ ]

 11    Percent of Class Represented by Amount in Row 9               3.6%

 12    Type of Reporting Person                                        PN

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CUSIP No. 45885A-10-2		SCHEDULE 13G		Page 4 of 15


 1    Name of Reporting Person            H&Q TI VENTURES MANAGEMENT, LLC

      IRS Identification No. of Above Person

 2    Check the Appropriate Box if a member of a Group           (a)  [ ]
                                                                 (b)  [x]

 3    SEC USE ONLY

 4    Citizenship or Place of Organization                       DELAWARE

   NUMBER OF        5    Sole Voting Power                              0
     SHARES
  BENEFICIALLY      6    Shared Voting Power                    5,380,623
 OWNED BY EACH
   REPORTING        7    Sole Dispositive Power                         0
  PERSON WITH
                    8    Shared Dispositive Power               5,380,623

 9     Aggregate Amount Beneficially Owned by
       Each Reporting Person                                    5,380,623

 10    Check Box if the Aggregate Amount in Row (9)
       Excludes Certain Shares                                        [ ]

 11    Percent of Class Represented by Amount in Row 9               3.6%

 12    Type of Reporting Person                                        OO

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CUSIP No. 45885A-10-2		SCHEDULE 13G		Page 5 of 15


 1    Name of Reporting Person    H&Q INTERNAP INVESTMENT MANAGEMENT, LLC

      IRS Identification No. of Above Person

 2    Check the Appropriate Box if a member of a Group           (a)  [ ]
                                                                 (b)  [x]

 3    SEC USE ONLY

 4    Citizenship or Place of Organization                     CALIFORNIA

   NUMBER OF        5    Sole Voting Power                              0
     SHARES
  BENEFICIALLY      6    Shared Voting Power                    5,380,623
 OWNED BY EACH
   REPORTING        7    Sole Dispositive Power                         0
  PERSON WITH
                    8    Shared Dispositive Power               5,380,623

 9     Aggregate Amount Beneficially Owned by
       Each Reporting Person                                    5,380,623

 10    Check Box if the Aggregate Amount in Row (9)
       Excludes Certain Shares                                        [ ]

 11    Percent of Class Represented by Amount in Row 9               3.6%

 12    Type of Reporting Person                                        OO

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CUSIP No. 45885A-10-2		SCHEDULE 13G		Page 6 of 15


 1    Name of Reporting Person                      GRANITE VENTURES, LLC

      IRS Identification No. of Above Person

 2    Check the Appropriate Box if a member of a Group           (a)  [ ]
                                                                 (b)  [x]

 3    SEC USE ONLY

 4    Citizenship or Place of Organization                     CALIFORNIA

   NUMBER OF        5    Sole Voting Power                              0
     SHARES
  BENEFICIALLY      6    Shared Voting Power                    5,380,623
 OWNED BY EACH
   REPORTING        7    Sole Dispositive Power                         0
  PERSON WITH
                    8    Shared Dispositive Power               5,380,623

 9     Aggregate Amount Beneficially Owned by
       Each Reporting Person                                    5,380,623

 10    Check Box if the Aggregate Amount in Row (9)
       Excludes Certain Shares                                        [ ]

 11    Percent of Class Represented by Amount in Row 9               3.6%

 12    Type of Reporting Person                                        OO

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CUSIP No. 45885A-10-2		SCHEDULE 13G		Page 7 of 15


 1    Name of Reporting Person                           EUGENE EIDENBERG

      IRS Identification No. of Above Person

 2    Check the Appropriate Box if a member of a Group           (a)  [ ]
                                                                 (b)  [x]

 3    SEC USE ONLY

 4    Citizenship or Place of Organization                  UNITED STATES

   NUMBER OF        5    Sole Voting Power                              0
     SHARES
  BENEFICIALLY      6    Shared Voting Power                    5,380,623
 OWNED BY EACH
   REPORTING        7    Sole Dispositive Power                         0
  PERSON WITH
                    8    Shared Dispositive Power               5,380,623

 9     Aggregate Amount Beneficially Owned by
       Each Reporting Person                                    5,380,623

 10    Check Box if the Aggregate Amount in Row (9)
       Excludes Certain Shares                                        [ ]

 11    Percent of Class Represented by Amount in Row 9               3.6%

 12    Type of Reporting Person                                        IN

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CUSIP No. 45885A-10-2		SCHEDULE 13G		Page 8 of 15


 1    Name of Reporting Person                        SAMUEL D. KINGSLAND

      IRS Identification No. of Above Person

 2    Check the Appropriate Box if a member of a Group           (a)  [ ]
                                                                 (b)  [x]

 3    SEC USE ONLY

 4    Citizenship or Place of Organization                  UNITED STATES

   NUMBER OF        5    Sole Voting Power                              0
     SHARES
  BENEFICIALLY      6    Shared Voting Power                    5,380,623
 OWNED BY EACH
   REPORTING        7    Sole Dispositive Power                         0
  PERSON WITH
                    8    Shared Dispositive Power               5,380,623

 9     Aggregate Amount Beneficially Owned by
       Each Reporting Person                                    5,380,623

 10    Check Box if the Aggregate Amount in Row (9)
       Excludes Certain Shares                                        [ ]

 11    Percent of Class Represented by Amount in Row 9               3.6%

 12    Type of Reporting Person                                        IN

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CUSIP No. 45885A-10-2		SCHEDULE 13G		Page 9 of 15


 1    Name of Reporting Person                        STANDISH H. O'GRADY

      IRS Identification No. of Above Person

 2    Check the Appropriate Box if a member of a Group           (a)  [ ]
                                                                 (b)  [x]

 3    SEC USE ONLY

 4    Citizenship or Place of Organization                  UNITED STATES

   NUMBER OF        5    Sole Voting Power                              0
     SHARES
  BENEFICIALLY      6    Shared Voting Power                    5,380,623
 OWNED BY EACH
   REPORTING        7    Sole Dispositive Power                         0
  PERSON WITH
                    8    Shared Dispositive Power               5,380,623

 9     Aggregate Amount Beneficially Owned by
       Each Reporting Person                                    5,380,623

 10    Check Box if the Aggregate Amount in Row (9)
       Excludes Certain Shares                                        [ ]

 11    Percent of Class Represented by Amount in Row 9               3.6%

 12    Type of Reporting Person                                        IN

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CUSIP No. 45885A-10-2		SCHEDULE 13G		Page 10 of 15


Item 1(a).  Name of Issuer.

          InterNap Network Services Corporation (the "Issuer").

Item 1(b).  Address of Issuer's Principal Executive Offices.

          601 Union Street, Suite 1000, Seattle, WA  98101.

Item 2(a).  Names of Persons Filing.

          Reference is made to Item 1 of each of the cover pages of this Schedule, which Items are incorporated by reference herein.

Item 2(b).  Address of Principal Business Office or, if none,
            Residence.

          The address of each reporting person is One Bush
Street, San Francisco, California 94104.

Item 2(c).  Citizenship.

          Reference is made to Item 4 of each of the cover pages of this Schedule, which Items are incorporated by reference herein.

Item 2(d).  Title of Class of Securities.

          Common Stock, $0.001 par value ("Common Stock").

Item 2(e).  CUSIP Number.

          45885A-10-2

Item 3.   Type of Reporting Person.

          Not applicable.

Item 4.   Ownership.

          Reference is made to Items 5-9 and 11 of each of the cover pages to this Schedule, which Items are incorporated by reference herein. According to information furnished to the reporting persons by the Issuer, there were 148,948,942 shares of Common Stock issued and outstanding as of December 31, 2000. As of December 31, 2000, the reporting persons owned the following shares of Common Stock:

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CUSIP No. 45885A-10-2		SCHEDULE 13G		Page 11 of 15

                                     Common Stock
          Person                    Directly Owned
	  ------		    --------------

     TI Ventures, L.P.                2,215,466

     H&Q InterNap Investors, L.P.     2,508,853

     Granite Ventures, LLC               33,217

     Eugene Eidenberg                   306,418

     Samuel D. Kingsland                207,149

     Standish H. O'Grady                109,520
                                      ---------
     TOTAL                            5,380,623
                                      =========

          Because voting and investment decisions concerning the above securities may be made by or in conjunction with the other reporting persons, each of the reporting persons may be deemed a member of a group that shares voting and dispositive power over all of the above securities. Although the reporting persons are reporting such securities as if they were members of a group, the filing of this Schedule shall not be construed as an admission by any reporting person that it is a beneficial owner of any securities other than those directly held by such reporting person.

          Under the definition of "beneficial ownership" in Rule 13d-3 under the Securities Exchange Act of 1934, it is also possible that the individual general partners, directors, executive officers, members and/or managers of the foregoing entities might be deemed the "beneficial owners" of some or all of the securities to which this Schedule relates in that they might be deemed to share the power to direct the voting or disposition of such securities. Neither the filing of this Schedule nor any of its contents shall be deemed to constitute an admission that any of such individuals is, for any purpose, the beneficial owner of any of the securities to which this Schedule relates, and such beneficial ownership is expressly disclaimed.

Item 5.   Ownership of Five Percent or Less of a Class.

          If this statement is being filed to report the fact that as of the date hereof the reporting persons have ceased to be the beneficial owners of more than five percent of the class of securities, check the following [X].

Item 6.   Ownership of More Than Five Percent on Behalf of
          Another Person.

          Not applicable.

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CUSIP No. 45885A-10-2		SCHEDULE 13G		Page 12 of 15


Item 7.   Identification and Classification of the Subsidiary
          Which Acquired the Security Being Reported on by the
          Parent Holding Company.

          Not applicable.

Item 8.   Identification and Classification of Members of the
          Group.

          Not applicable.

Item 9.   Notice of Dissolution of Group.

          Not applicable.

Item 10.  Certification.

          Not applicable.


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CUSIP No. 45885A-10-2		SCHEDULE 13G		Page 13 of 15

                            Signature

          After reasonable inquiry and to the best of their knowledge and belief, the undersigned certify that the information set forth in this statement is true, complete and correct.

DATED:  February 9, 2001.

TI VENTURES, L.P.                  GRANITE VENTURES, LLC

By:  /s/ Jackie A. Berterretche    By:	/s/ Jackie A. Berterretche
     --------------------------    	--------------------------
     Jackie A. Berterretche        	Jackie A. Berterretche
     Attorney-in-Fact              	Attorney-in-Fact

H&Q INTERNAP INVESTORS, L.P.       EUGENE EIDENBERG

By:  /s/ Jackie A. Berterretche    By:	/s/ Jackie A. Berterretche
     --------------------------    	--------------------------
     Jackie A. Berterretche        	Jackie A. Berterretche
     Attorney-in-Fact              	Attorney-in-Fact

H&Q TI VENTURES MANAGEMENT, LLC    SAMUEL D. KINGSLAND

By:  /s/ Jackie A. Berterretche    By:	/s/ Jackie A. Berterretche
     --------------------------    	--------------------------
     Jackie A. Berterretche        	Jackie A. Berterretche
     Attorney-in-Fact               	Attorney-in-Fact

H&Q INTERNAP INVESTMENT            STANDISH H. O'GRADY
MANAGEMENT, LLC
                                   By:	/s/ Jackie A. Berterretche
By:  /s/ Jackie A. Berterretche    	--------------------------
     --------------------------    	Jackie A. Berterretche
     Jackie A. Berterretche        	Attorney-in-Fact
     Attorney-in-Fact

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CUSIP No. 45885A-10-2		SCHEDULE 13G		Page 14 of 15



                          EXHIBIT INDEX


Exhibit A            Joint Filing Undertaking      	Page 15

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CUSIP No. 45885A-10-2		SCHEDULE 13G		Page 15 of 15


                    JOINT FILING UNDERTAKING

          The undersigned, being duly authorized thereunto, hereby execute this agreement as an exhibit to this Schedule 13G to evidence the agreement of the below-named parties, in accordance with rules promulgated pursuant to the Securities Exchange Act of 1934, to file this Schedule and any subsequent amendment jointly on behalf of each of such parties.

DATED:  February 9, 2001.

TI VENTURES, L.P.                  GRANITE VENTURES, LLC

By:  /s/ Jackie A. Berterretche    By:	/s/ Jackie A. Berterretche
     --------------------------    	--------------------------
     Jackie A. Berterretche        	Jackie A. Berterretche
     Attorney-in-Fact              	Attorney-in-Fact

H&Q INTERNAP INVESTORS, L.P.       EUGENE EIDENBERG

By:  /s/ Jackie A. Berterretche    By:	/s/ Jackie A. Berterretche
     --------------------------    	--------------------------
     Jackie A. Berterretche        	Jackie A. Berterretche
     Attorney-in-Fact              	Attorney-in-Fact

H&Q TI VENTURES MANAGEMENT, LLC    SAMUEL D. KINGSLAND

By:  /s/ Jackie A. Berterretche    By:	/s/ Jackie A. Berterretche
     --------------------------    	--------------------------
     Jackie A. Berterretche        	Jackie A. Berterretche
     Attorney-in-Fact               	Attorney-in-Fact

H&Q INTERNAP INVESTMENT            STANDISH H. O'GRADY
MANAGEMENT, LLC
                                   By:	/s/ Jackie A. Berterretche
By:  /s/ Jackie A. Berterretche    	--------------------------
     --------------------------    	Jackie A. Berterretche
     Jackie A. Berterretche        	Attorney-in-Fact
     Attorney-in-Fact